Exhibit 10.24

Description of ITT Educational Services, Inc.’s Payment of 2010 Bonus Compensation, 2011

Special Bonus, 2011 Executive Salaries, 2011 Executive Perquisites and 2011 Director

Compensation

Payment of 2010 Bonus Compensation

On January 17, 2011, the Compensation Committee of our Board of Directors approved the payment of a 2010 annual bonus award in cash to each of our named executive officers, as follows:

Named Executive Officer	2010 Annual Bonus Amount
Kevin M. Modany	$480,625
Daniel M. Fitzpatrick	$131,625
Clark D. Elwood	$129,594
Eugene W. Feichtner	$110,625
June M. McCormack	$98,625

2011 Special Bonus

On December 21, 2010, the Compensation Committee of our Board of Directors approved the payment of a special bonus in cash to each of our named executive officers, which bonus is payable on or before June 30, 2011 if the named executive officer is still employed by us on June 27, 2011, as follows: Kevin M. Modany $1,153,500; Daniel M. Fitzpatrick $324,000; Clark D. Elwood $319,000; Eugene W. Feichtner $295,000; and June M. McCormack $263,000. The Committee determined to award the special bonuses in order to help motivate and retain those executives, as well as to recognize their extraordinary efforts during a particularly difficult regulatory and legislative environment affecting us and our industry.

2011 Executive Salaries

On January 17, 2011, the Compensation Committee of our Board of Directors authorized a salary increase for our named executive officers effective March 28, 2011. The following table sets forth the annualized base salary information for each of our named executive officers as of March 28, 2011:

Named Executive Officer	2011 Annualized Base Salary
Kevin M. Modany	$788,250
Daniel M. Fitzpatrick	$332,000
Clark D. Elwood	$327,000
Eugene W. Feichtner	$302,500
June M. McCormack	$270,000

2011 Executive Perquisites

On January 17, 2011, the Compensation Committee of our Board of Directors also approved the following executive perquisites in 2011 for our named executive officers:

•	for Mr. Modany, the use of a company car;

•	for Mr. Modany, an allowance to be used for tax return preparation and financial planning of up to 2% of annualized base salary as of March 28, 2011;

•

for Messrs. Fitzpatrick, Elwood and Feichtner and Ms. McCormack, an allowance to be used for tax return preparation and financial planning of up to 1% of annualized base salary as of March 28, 2011; and

•	for each of our named executive officers:

•	tickets to sporting, theater and other events;

•	enhanced disability benefits; and

•	an annual physical examination.

The aggregate incremental cost to us in 2011 for providing all of the 2011 perquisites described above is not expected to exceed $125,000.

2011 Director Compensation

The compensation for non-employee Directors on our Board of Directors in 2011 consists of:

•	an annual retainer of $60,000 payable in one installment on January 1, 2011, at the election of each non-employee Director, in cash or shares of our common stock in increments of 25% each;

•	no separate meeting fees;

•	a grant under the 2006 ITT Educational Services, Inc. Equity Compensation Plan of restricted stock units (“RSUs”) with a time-based period of restriction that:

•

has a value of $100,000, plus the value associated with any fractional RSU necessary to cause the grant to be for a whole number of RSUs, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of the grant;

•	is effective on the tenth business day following our 2011 Annual Meeting of Shareholders;

•	has a time-based period of restriction of three years; and

•	is settled on the first business day following the last day of the period of restriction by the delivery of one share of our common stock for each RSU in the grant.

We also reimburse Directors for reasonable, out-of-pocket travel expense related to attending our Board of Directors and its committee meetings and other business of the Board.